Exhibit 3.1
[Conformed Copy as of July 6, 2023]

BLUE OWL CAPITAL CORPORATION II
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST: Blue Owl Capital Corporation II, a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
Article I. NAME
The name of the corporation (the “Corporation”) is: Blue Owl Capital Corporation II.
Article II. PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended or any successor statute thereto (the “1940 Act”).
Article III. PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The name of the resident agent of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, whose address is 351 West Camden Street, 6th Floor, Baltimore, Maryland 21201. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, 6th Floor, Baltimore, Maryland 21201. The Corporation also may have such other offices or places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.
Article IV. DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
1940 Act. The term “1940 Act” shall have the meaning as provided in Article II herein.
Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser or any of their Affiliates in connection with the initial purchase or acquisition of assets, whether or not acquired, by the Corporation, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses.
Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee or non-recurring management fee or any fee of a similar nature, however designated.
Additional Preferred Directors. The term “Additional Preferred Directors” shall have the meaning as provided in Section 5.09 herein.
Adviser or Advisers. The term “Adviser” or “Advisers” shall mean the Person or Persons, if any, appointed, employed or contracted with or by the Corporation pursuant to an investment advisory agreement or similar contractual agreement to provide investment advisory services to the Corporation and who is registered as an investment adviser under the Advisers Act, including any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and including any successor to an Adviser who enters into an investment advisory agreement with the Corporation or who subcontracts with a successor Adviser.
Advisers Act. The term “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended from time to time, or any successor statute thereto.

Advisory Agreement. The term “Advisory Agreement” shall mean any investment advisory agreement between an Adviser and the Corporation.
Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Assessment. The term “Assessment” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a Stockholder beyond his or her subscription commitment excluding deferred payments.
Benefit Plan Investor. The term “Benefit Plan Investor” means a benefit plan investor as defined in section 3(42) of ERISA.
Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the board of directors of the Corporation, as of any particular time.
Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Bylaws. The term “Bylaws” shall mean the bylaws of the Corporation, as amended from time to time.
Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a Stockholder or by all Stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.
Charter. The term “Charter” shall mean the charter of the Corporation, as may be amended from time to time.
Class 1 Directors. The term “Class 1 Directors” shall have the meaning as provided in Section 5.01 herein.
Class 2 Directors. The term “Class 2 Directors” shall have the meaning as provided in Section 5.01 herein.
Class 3 Directors. The term “Class 3 Directors” shall have the meaning as provided in Section 5.01 herein.
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
Commencement of the Initial Public Offering. The term “Commencement of the Initial Public Offering” shall mean the date that the SEC declares effective the registration statement filed under the Securities Act for the Initial Public Offering.
Common Shares. The term “Common Shares” shall have the meaning as provided in Section 6.01 herein.
Continuing Directors. The term “Continuing Directors” shall mean (i) the directors identified in Article V, Section 5.01 and (ii) the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the directors then on the board of directors who are referred to in the foregoing clause (i) or this clause (ii).
Controlling Person. The term “Controlling Person” shall mean a Person, whatever his or her title, who performs functions for the Sponsor similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding ten percent or more equity interest in the Sponsor, or a Person having the power to direct or cause the direction of the Sponsor, whether through the ownership of voting securities, by contract or otherwise.
Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.
Dealer-Manager. The term “Dealer-Manager” shall have the meaning as provided in Section 10.02 herein.
Director or Directors. The term “Director” or “Directors” shall have the meaning as provided in Section 5.01 herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
ERISA Controlling Person. The term “ERISA Controlling Person” means a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person within the meaning of 29 C.F.R. § 2510.3-101(f)(3).
Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.
Indemnitee. The term “Indemnitee” shall have the meaning as provided in Section 11.02(b) herein.
Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.
Initial Public Offering. The term “Initial Public Offering” shall mean the first Offering pursuant to an effective registration statement filed under the Securities Act.
Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.
Liquidity Event. The term “Liquidity Event” shall mean (i) a Listing, (ii) a merger or another transaction approved by the Board in which Stockholders receive cash or shares of a Publicly Traded Entity or (iii) a sale of all or substantially all of the assets of the Corporation either on a complete portfolio basis or individually followed by a liquidation.
Listing. The term “Listing” shall mean the listing of the Common Shares on a national securities exchange. Upon such Listing, the Common Shares shall be deemed Listed.
MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.
NASAA Omnibus Guidelines. The term “NASAA Omnibus Guidelines” shall mean the Omnibus Guidelines published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time, or any successor guidelines. Reference to any provision of the NASAA Omnibus Guidelines shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 10.06 herein.
Offering. The term “Offering” shall mean any offering and sale of Shares.
Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.
Plan. The term “Plan” means any employee benefit plan subject to Part 4 of Title I of ERISA, or any plan to which section 4975 of the Code applies.
Plan Asset Regulation. The term “Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by section 3(42) of ERISA.
Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 6.01 herein.
Prospectus. The term “Prospectus” shall have the meaning as provided in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Shares to the public.
Publicly Offered Securities. The term “Publicly Offered Securities” means publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.
Publicly Traded Entity. The term “Publicly Traded Entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter–dealer quotation system.
Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:
(a) a transaction involving securities of the Corporation that have been listed on a national securities exchange for at least twelve months; or
(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i) voting rights of the holders of Common Shares;
(ii) the term of existence of the Corporation;
(iii) Sponsor or Adviser compensation; or
(iv) the Corporation’s investment objectives.
SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission and any successor agency.
Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto.
Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.
Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets of the Corporation, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. For purposes of this Charter, the Corporation refers to the Adviser as the Sponsor.
Stockholder List. The term “Stockholder List” shall have the meaning as provided in Section 10.04 herein.
Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.
Article V. PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF
THE STOCKHOLDERS AND DIRECTORS
Section 5.01 Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation (the “Directors”) is 7, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, or the Charter, but shall never be less than the minimum number required by the MGCL. A director shall have the qualifications, if any, specified in the Bylaws. The names of the directors who shall serve until their successors are duly elected and qualify are:
Brian Finn – Class 1 Director (as defined below)
Eric Kaye – Class 1 Director (as defined below)
Douglas Ostrover – Class 2 Director (as defined below)
Christopher Temple – Class 2 Director (as defined below)
Edward D’Alelio – Class 3 Director (as defined below)
Alan Kirshenbaum – Class 3 Director (as defined below)
Craig W. Packer – Class 3 Director (as defined below)
The Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
The Corporation elects at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election as provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares or as may be required by the 1940 Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.
On the date of the Commencement of the Initial Public Offering, the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, as nearly equal in size as is practicable. The term of office of one class of Directors (the “Class 1 Directors”) shall expire at the first annual meeting of Stockholders following the Commencement of the Initial Public Offering, the term of office of another class of Directors (the “Class 2 Directors”) shall expire at the second annual meeting of Stockholders following the Commencement of the Initial Public Offering and the term of office of the remaining class of Directors (the “Class 3 Directors”) shall expire at the third annual meeting of the Stockholders following the Commencement of the Initial Public Offering, and, in each case, when their respective successors are duly elected and qualify. The initial directors of each class shall be determined by the Board of Directors before or as soon as reasonably practicable before the Commencement of the Initial Public Offering. At each annual meeting of Stockholders, commencing with the annual meeting next following the Commencement of the Initial Public Offering, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of Stockholders following the meeting at which they were elected and until their respective successors are duly elected and qualify.
A majority of the Board of Directors shall be independent directors, except for a period of up to 60 days, or such longer period permitted by law, after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A Director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.
Section 5.02 Extraordinary Actions. Except as specifically provided in Section 5.07 (relating to removal of directors), in Section 12.02 (relating to certain amendments to the Charter) and in Section 12.02 (relating to certain actions), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 5.03 Quorum. The presence in person or by proxy of holders of Shares of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of Stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of Shares, in which case the presence in person or by proxy of Stockholders entitled to cast a majority of the votes entitled to be cast by such classes or series of Shares on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.
Section 5.04 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (including compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 5.05 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.04 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, or any proportion of the Shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section 5.06 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors not inconsistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, purchase of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption of any class or series of Shares) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; any conflict between the MGCL and the provisions set forth in the NASAA Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination; and provided, further, that, to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines included in this Charter, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.
Section 5.07 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, from and after the Commencement of the Initial Public Offering, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the majority of the Board of Directors (excluding the Director to whom cause applies). For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 5.08 Stockholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the Stockholders, unless such action is taken at a duly called annual or special meeting of Stockholders, may only be taken by the unanimous written consent of all Stockholders entitled to vote thereon.
Section 5.09 Additional Preferred Directors. During any period when the holders of one or more classes or series of Preferred Shares, due to the occurrence of an event or events, have the right to elect additional Directors who, together with the Directors elected by the separate vote of the holders of one or more classes or series of Preferred Shares prior to such event or events, constitute a majority of the total number of Directors (the additional Directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then, upon commencement and for the duration of the period during which such right continues: (i) the otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Additional Preferred Directors, and the holders of such Preferred Shares shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting of Stockholders at which Directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in fixing the terms of such class or series of Preferred Shares, whenever the holders of any class or series of Preferred Shares having such right to elect Additional Preferred Directors are divested of such right pursuant to the terms of such class or series of Preferred Shares, the terms of office of all such Additional Preferred Directors, or such other Directors elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Additional Preferred Directors, shall forthwith terminate, all such Additional Preferred Directors shall automatically cease to be qualified to serve as Directors, and the total authorized number of Directors of the Corporation shall be automatically reduced accordingly.
Article VI. STOCK
Section 6.01 Authorized Shares. The Corporation has authority to issue 450,000,000 Shares, initially consisting of 450,000,000 shares of common stock, $0 01 par value per share (“Common Shares”), and no shares of preferred stock, $0 01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $4,500,000. All Shares shall be fully paid and nonassessable when issued and the Corporation shall not make any mandatory Assessments against any Stockholder beyond such Stockholder's subscription commitment. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue For the avoidance of doubt, any such amendment shall not be deemed to alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of any issued and outstanding shares
Section 6.02 Common Shares.

(a)	Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

(b)
Description. Except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 10.01 hereof. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

(c)
Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class or series shall be entitled to receive, ratably with each other holder of Common Shares of such class or series, that portion of such aggregate assets available for Distribution as the number of outstanding Common Shares of such class or series held by such holder bears to the total number of outstanding Common Shares of such class or series then outstanding.

(d)
Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 6.03 Preferred Shares. The Board, including a majority of the independent directors on the Board, may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.
Section 6.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 6.05 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the Stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Stockholder, the Stockholder may be subjected to a reasonable penalty.
Section 6.06 Distributions.

(a)
The Board of Directors shall cause the Corporation to provide for adequate reserves for normal replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues.

(b)
From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the Board of Directors, distribute pro rata to the Stockholders funds received by the Corporation which the Board of Directors deems unnecessary to retain in the Corporation. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors may endeavor to authorize the Corporation to declare and pay such dividends and other Distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code or as may be necessary or advisable under the 1940 Act and (ii) to the extent that the Board of Directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.06 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable securities or securities of the Corporation (but only in the case of the Corporation’s distribution reinvestment plan), distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or in kind distributions in which (A) the Board advises each Stockholder of the risks associated with direct ownership of the property, (B) the Board offers each Stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those Stockholders that accept such offer.

Section 6.07 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.
Section 6.08 No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer will also be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.
Section 6.09 Suitability of Stockholders. Upon the Commencement of the Initial Public Offering and until the earlier of a Liquidity Event or the date the Corporation is no longer subject to the NASAA Omnibus Guidelines, the following provisions shall apply:

(a)
Investor Suitability Standards. Subject to any required heightened suitability standards set forth in the Prospectus (as the same may be amended or supplemented from time to time) and established by individual states and any amendment to the income and net worth standards set forth in the NASAA Omnibus Guidelines, including any amendment or restatement thereto, to become a Stockholder, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing individual retirement account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time, that:

(i)
such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of not less than $70,000; or

(ii)
such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a net worth (excluding home, furnishings and automobiles) of not less than $250,000.

(b)
Determination of Suitability of Sale. The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Stockholder is a suitable and appropriate investment for such Stockholder. In making this determination, the Sponsor or each Person selling Common Shares on behalf of the Corporation shall ascertain that the prospective Stockholder: (a) meets the minimum income and net worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective Stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the Stockholder may lose the entire investment; (iii) the lack of liquidity of the Common Shares; (iv) the restrictions on transferability of the Common Shares; and (v) the tax consequences of the investment.

The Sponsor or each Person selling Common Shares on behalf of the Corporation shall make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective Stockholder, as well as any other pertinent factors.
The Sponsor or each Person selling Common Shares on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Stockholder. The Sponsor or each Person selling Common Shares on behalf of the Corporation shall maintain these records for at least six years.
Section 6.10 Repurchase of Shares. The Board of Directors may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases Shares from the Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation.
Article VII. ADVISER
Section 7.01 Supervision of Adviser. Subject to the requirements of the 1940 Act, the Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall oversee the Adviser to assure that the administrative procedures, operations and programs of the Corporation are reasonable and appropriate and that (i) the expenses incurred are reasonable in light of the operations of the Corporation, (ii) all Front End Fees are reasonable and do not exceed 18% of the gross proceeds of any Offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any Offering committed to Investment in Program Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees. The Board of Directors also will be responsible for determining that compensation to be paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of any Advisory Agreement are being carried out. The Board of Directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the amounts allowed by the 1940 Act or the Advisers Act, as appropriate.
Section 7.02 Fiduciary Obligations; Experience. The Adviser has a fiduciary responsibility and duty to the Corporation and the Stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Corporation. The Adviser may not contract away the fiduciary obligation owed to the Corporation and the Stockholders under common law. The members of the investment committee of the Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired by the Corporation and shall have not less than four years relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed. Any sub-adviser to the

Corporation shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Section 7.02, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.
Section 7.03 Successor Adviser. The Board of Directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is reasonable.
Section 7.04 Termination. Any Advisory Agreement shall provide that it is terminable, without cause or penalty, by (a) a majority of the Independent Directors on 60 days’ written notice or (b) the Adviser on 120 days’ written notice. In the event of termination, the Adviser will cooperate with the Corporation and the Board in making an orderly transition of the advisory function. In addition, if the Corporation elects to continue its operations following termination of the Advisory Agreement by the Adviser, the Adviser shall pay all expenses incurred as a result of its withdrawal. Upon termination of the Advisory Agreement, the Corporation shall pay the Adviser all amounts then accrued but unpaid to the Adviser. The method of payment must be fair and protect the solvency and liquidity of the Corporation.
Section 7.05 Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the Board, the Corporation shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the Board, and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 7.01.
Section 7.06 Acquisition Fees. Unless otherwise provided in any resolution adopted by the Board, the Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board shall conclude that the total of all Acquisition Fees and Acquisition Expenses are reasonable.
Section 7.07 Limitations on Reimbursement of Expenses. In addition to the compensation paid to the Adviser pursuant to the Advisory Agreement, the Corporation shall reimburse the Adviser, at the end of each fiscal quarter, for all expenses of the Corporation incurred by the Adviser as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not Affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation; provided, however, such reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other methods conforming with generally accepted accounting principles. No such reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee, including under any administration or co-administration agreement. Excluded from such allowable reimbursement shall be: (i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and (ii) salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any Controlling Person of the Adviser.
Article VIII. INVESTMENT LIMITATIONS
Section 8.01 Investment Objectives. The Corporation’s investment objective is to generate current income and, to a lesser extent, capital appreciation. The independent directors on the Board shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.
Section 8.02 Investments in Other Programs.

(a)
The Corporation may invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b)
The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers by each of the Corporation and its Affiliate that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that, while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c)
The Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 9.01 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the partnership or joint venture; and (v) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.

(d)
The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any Prospectus, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the Stockholders; and (iii) there will be no diminishment in the voting rights of the Stockholders.

(e)
Other than as specifically permitted in subsections (b), (c), and (d), and except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f)
Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall be permitted to invest in general partnership interests of limited partnerships only if: (i) the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above; (ii) the Adviser is not entitled to any duplicate fees; (iii) no additional compensation beyond that permitted under applicable law is paid to the Adviser; and (iv) the agreement of limited partnership or other applicable agreement complies with this Section 8.02 and these Articles.

Section 8.03 Other Goods or Services.

(a)
In addition to the services to be provided under any Advisory Agreement, the Corporation may accept goods or other services provided by the Adviser in connection with the operation of assets subject to the restrictions contained in the 1940 Act, provided that: (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the Stockholders; (iii) the contract may be modified only with approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation of the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Adviser must be independently engaged in the business of providing such goods or services to Persons other than Affiliates and at least 33% of the Adviser’s associated gross revenues must come from Persons other than its Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged in the same geographic location by Persons other than the Adviser and its Affiliates who provide comparable goods or services which could reasonably be made available to the Corporation; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the Stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from Persons other than the Adviser and its Affiliates.

(b)
Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged in the same geographic location by Persons other than the Adviser and its Affiliates who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

Article IX. CONFLICTS OF INTEREST
Section 9.01 Sales and Leases to the Corporation. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the Stockholders either in a Prospectus or in a periodic report filed with the SEC or otherwise and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 9.01, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (A) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (B) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the

Corporation; and (C) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.
Section 9.02 Sales and Leases to the Adviser, Directors or Affiliates. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not sell assets to the Adviser or any Director or Affiliate thereof unless such sale is duly approved by the Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Adviser or any Director or Affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the Stockholders in a Prospectus or in a periodic report filed with the SEC and (b) the terms of the transaction are fair and reasonable to the Corporation.
Section 9.03 Loans. Except for the advancement of funds pursuant to Article XI, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.
Section 9.04 Commissions on Financing, Refinancing or Reinvestment. Except as otherwise permitted under the 1940 Act or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article IX and by Section 7.01 of this Charter) in connection with the reinvestment of cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of assets.
Section 9.05 Rebates, Kickbacks and Reciprocal Arrangements. The Corporation shall cause the Adviser to agree that it shall not receive or accept any rebate or give-ups or similar arrangement that is prohibited under applicable federal or state securities laws. The Corporation shall cause the Adviser to agree that it shall not participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws. The Corporation shall cause the Adviser to agree that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell Shares or give investment advice to a potential Stockholder; provided, however, that this Section 9.05 shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing Shares.
Section 9.06 Commingling. The funds of the Corporation shall not be commingled with the funds of any other Person. Nothing in this Section 9.06 shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.
Section 9.07 Lending Practices. On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 9.07, “permanent financing” shall mean any financing with a term in excess of twelve months.
Section 9.08 Other Transactions. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not engage in any other transaction with the Adviser or an Affiliate thereof unless: (a) such transaction complies with the NASAA Omnibus Guidelines included in this Charter and all applicable law and (b) a majority of the Directors (including a majority of the independent directors of the Corporation) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.
Section 9.09 Exchanges. The Corporation may not acquire assets from Affiliates in exchange for capital stock of the Corporation.
Section 9.10 No Exclusive Agreement. The Corporation shall not grant or entitle the Adviser to an exclusive right to sell or exclusive employment to sell assets for the Corporation.
Article X. STOCKHOLDERS
Section 10.01 Voting Rights of Stockholders. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL and the 1940 Act, or other provisions of this Charter, the Stockholders may, without the necessity for concurrence by the Adviser:

(a) elect or remove Directors, as provided in Sections 5.01 and 5.07 hereof; (b) approve or disapprove an amendment of the Charter, as provided in Article XII hereof; (c) approve or disapprove the dissolution of the Corporation; (d) remove the Adviser and elect a new Adviser pursuant to the procedures described in Section 7.04; and (e) approve or disapprove the sale of all or substantially all of the assets of the Corporation, when such sale is to be made other than in the ordinary course of the Corporation’s business. Without the approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provisions of this Charter, the Corporation shall not permit the Adviser to: (A) amend the Charter except for amendments that do not adversely affect the rights of Stockholders; (B) appoint a new Adviser (other than a sub-adviser pursuant to the terms of an Advisory Agreement and applicable law); (C) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business or as otherwise permitted by law; (D) cause the merger or similar reorganization of the Corporation except as permitted by law; or (E) except as permitted under the Advisory Agreement, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the Stockholders.
Section 10.02 Voting Limitations on Shares Held by the Adviser and Affiliates. With respect to Shares owned by the Adviser or Owl Rock Capital Securities, LLC (together with any successor dealer-manager to the Corporation, the “Dealer-Manager”), neither the Adviser nor the Dealer-Manager may vote or consent on matters submitted to the Stockholders regarding the removal of the Adviser or any transaction between the Corporation and the Adviser or any of its Affiliates. In determining the requisite percentage in interest of Shares entitled to vote on a matter, and necessary to approve a matter, on which the Adviser and the Dealer-Manager may not vote or consent, any Shares owned by any of them shall not be included.
Section 10.03 Right of Inspection. Any Stockholder shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.
Section 10.04 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Corporation upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Stockholder List shall be mailed to any Stockholder so requesting within ten days of receipt by the Corporation of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List for any reason, including, without limitation, in connection with matters relating to Stockholders’ voting rights and the exercise of Stockholder rights under federal proxy laws.
If the Adviser or the Board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Adviser and/or the Board, as the case may be, shall be liable to any Stockholder requesting the Stockholder List for the costs, including reasonable attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation. The Corporation may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Corporation. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to and shall not in any way limit other remedies available to Stockholders under federal law or the laws of any state, as applicable.
Section 10.05 Reports.

(a)
The Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, a copy of the Corporation’s Annual Report on Form 10-K to each Stockholder as of a record date after the end of the fiscal year within 120 days after the end of the fiscal year to which it relates for each fiscal year ending after the Commencement of the Initial Public Offering that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the material activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the Stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds. Such Annual Report on Form 10-K must also contain a breakdown of the costs reimbursed to the Adviser. The Corporation shall take reasonable steps to ensure that: (v) within the scope of the annual audit of the Corporation’s financial statements, the independent certified public accountants preparing such Annual Report on Form 10-K will issue a special report on the allocation of such costs to the Corporation in accordance with the Advisory Agreement; (w) the special report shall be in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports; (x) the additional costs of such special report will be itemized and may be reimbursed to the Adviser by the Corporation in accordance with this Section 10.05 only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined above; (y) the special report shall at minimum provide a review of the time records of individual employees, the costs of whose services were reimbursed and the specific nature of the work performed by each such employee; and (z) the prospectus, prospectus supplement or periodic report as filed with the SEC shall disclose in tabular form an itemized estimate of such proposed expenses for the next fiscal year together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser and subject to the NASAA Omnibus Guidelines.

(b)
The Corporation shall cause to be prepared and mailed or delivered to each Stockholder within 60 days after the end of each fiscal quarter of the Corporation a Quarterly Report on Form 10-Q filed by the Corporation under the Exchange Act.

(c)
The Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each calendar year of the Corporation to each Person who was at any time during such calendar year a Stockholder all information pertaining to such Stockholder’s investment in the Corporation necessary for the preparation of such Person’s federal income tax return.

(d)
If Shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above, then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults and a discussion and analysis of the impact on capital requirements of the Corporation.

Section 10.06 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten Business Days prior to initiating any such tender offer. No Stockholder may transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 10.06, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 10.06 shall be of no force or effect with respect to any Shares that are then Listed.

Article XI. LIABILITY LIMITATION AND INDEMNIFICATION
Section 11.01 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.
Section 11.02 Limitation of Director and Officer Liability.
Subject to any limitations set forth under Maryland law or the 1940 Act or in this Article XI, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 11.02, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 11.02, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The Corporation may not incur the cost of that portion of liability insurance that insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified.
Section 11.03 Indemnification.

(a)
Subject to any limitations set forth under Maryland law or the 1940 Act or in paragraph (b) or (c) below or, with respect to the advancement of expenses, Section 11.04, the Corporation shall have the power to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”), in each case to the maximum extent permitted by Maryland law. The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such action as is necessary to carry out this Section 11.03(a). No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b)
Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i)	The Corporation has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation;

(ii)	The Corporate has determined, in good faith, that the Indemnitee was acting on behalf of or performing services for the Corporation;

(iii)
The Corporation has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Adviser, an affiliate of the Adviser or any officer of the Corporation, the Adviser or an affiliate of the Adviser or (B) gross negligence or willful misconduct in the case that the Indemnitee is a director (and not also an officer of the Corporation, the Adviser or an affiliate of the Adviser); and

(iv)	Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from the Stockholders.

(c)
Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.

Section 11.04 Advancement of Expenses. The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Section 11.03 hereof, (c) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.
Section 11.05 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.
Section 11.06 1940 Act Limitation on Indemnification. As required under the 1940 Act, no provision of this Article XI shall be effective to protect or purport to protect any Director, any officer of the Corporation, the Adviser or any Affiliate of the Adviser against liability to the Corporation or the Stockholders to which he, she or it would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.
Section 11.07 Amendment or Repeal. Neither the amendment nor repeal of this Article XI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XI, shall apply to or affect in any respect the applicability of the preceding sections of this Article XI with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.
Section 11.08 Non-Exclusivity. The indemnification and advancement of expenses provided or authorized by this Article XI shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or an officer of the Corporation may be entitled under the Bylaws, a resolution of the Stockholders or the Board, an agreement, or otherwise.
Article XII. AMENDMENTS
Section 12.01 Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the Stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as provided in Section 12.02 and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, and provided further that the Board has declared the amendment advisable and directed that it be submitted for consideration by the Stockholders as required by the MGCL, any amendment to the Charter shall be valid only if approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 12.02 Approval of Certain Charter Amendments and Dissolution.
Except as otherwise required by applicable law and notwithstanding the provisions of Section 12.01 hereof, the affirmative vote of the holders of shares of Common Stock entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, with Common Stock voting as a class and each class or series of Preferred Shares that is entitled to vote on the matter voting as a separate class, shall be necessary to effect:
(i) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); and
(ii) Any amendment to Section 5.02, Section 5.06, Section 12.01 or this Section 12.02.
Article XIII. ERISA TRANSFER RESTRICTIONS
Notwithstanding any other provision herein, if and to the extent that any class or series of Shares do not constitute Publicly Offered Securities, in order to avoid the possibility that the underlying assets of the Corporation could be treated as assets of any Plan pursuant to the Plan Asset Regulation, the Corporation, at the direction of the Board of Directors or any duly-authorized committee of the Board, or, if authorized by the Board, any officer of the Corporation or the Adviser on behalf of the Corporation, shall have the power to (1) require any Person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is (i) a Benefit Plan Investor, or (ii) an ERISA Controlling Person, (2) restrict or prohibit transfers of Shares to any Person, and (3) redeem any outstanding Shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board.
Article XIV. ROLL-UP TRANSACTIONS
In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering and the issuer of such appraisal shall be subject to liability for violation of Section 11 of the Securities Act for any material misrepresentations or material omissions in the appraisal. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. Such appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of such appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Shares who vote against the proposed Roll-Up Transaction the choice of:

(a)	accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b)	one of the following:

(i)	remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii)	receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Corporation’s net assets.
The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a)	that would result in the holders of Common Shares having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 10.01 hereof;

(b)
that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;

(c)	in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 10.03 and 10.04 hereof; or

(d)	in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Shares.
THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.
SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Operating Officer and attested to by its Secretary on the 7th day of March, 2017.

ATTEST:	BLUE OWL CAPITAL CORPORATION II
/s/ Rebecca Tabb	/s/ Alan Kirshenbaum
Rebecca Tabb	Alan Kirshenbaum
Secretary	Chief Operating Officer